JED Oil (USA) Inc.

2600, 500 - 4th Avenue S.W.
Calgary, AB  T2P 2V6

August 17, 2004

JMG Exploration, Inc.

28128 Pacific Coast Highway, #221

Malibu, California 90265

Attention: Mr Randall Gates, CFO

Dear Sirs:

Re: Empire Hooligan Draw 1 AH (the "Well") - Wyoming

PNG Rights in and to NW 1/4 and NE 1/4 Section 15, T39N, R66W (the "Lands")

This letter agreement sets out the agreement between JED Oil (USA) Inc. ("JED") and JMG Exploration Inc. ("JMG") in relation to the Well and the petroleum and natural gas rights held by JED in and to the Lands (collectively, the "JED Interests").

1. The JED Interests comprise a 95% working interest in and to the Well (including surface access rights) and the PNG rights upon, within and under the Lands, subject to lessor royalty, together with the title documents evidencing JED's working interest in the Lands and the Well.

2. The parties acknowledge that the Well is currently drilling and that their agreement herein to the assignment of the JED Interests to JMG is unconditional and in particular shall not be subject to termination, renegotiation or cancellation regardless of the outcome of the Well. Without limiting the generality of the foregoing, JMG assumes responsibility for and risk of the Well not reaching target depth or drilling operations otherwise not being completed as a result of operational difficulty or other unforeseen circumstance.

3. JED hereby agrees to assign to JMG and JMG agrees to accept the assignment from JED of JED's entire right, title and interest in and all obligations and liabilities arising from the JED Interests, including operatorship.

4. The consideration for the assignment of the JED Interests shall be reimbursement by JMG of all of the costs and expenses incurred by JED in relation to the drilling of the well (the "Well Costs"), and JGM agrees to indemnify JED for any and all costs, expenses and liabilities of any kind, including environmental liabilities, directly or indirectly relating to the JED Interests from and after the date of contracting of the rig for the Well. The amount of the Well Costs, and JMG's rights to verify and/or audit same, shall be determined under the terms of the Joint Operating Agreement relating to the Lands and/or the applicable Accounting Procedure.

5. JED shall invoice JMG for the Well Costs following completion of drilling operations (rig release). Within fifteen (15) days of receipt of such invoice JMG shall pay the Well Costs to JED, whereupon JED shall promptly assign the JED Interests to JMG by delivery of an assignment of lease, assignment of surface lease and transfer of well licence in form satisfactory to JMG, acting reasonably, together with such other assignments, transfers and other documents as JMG shall reasonably request. Pending receipt of reimbursement for the Well Costs JED shall have a charge over the JED Interests as security for payment of the Well Costs.

6. For a period of six (6) months following rig release JED shall have the right to invoice JMG for additional Well Costs not identified in the initial invoice and JMG shall pay such invoices within fifteen (15) days of receipt of invoice.

7. JMG agrees that JED shall not be held to have made any representation or warranty with respect to the JED Interests or JED's operation of the Well, except as expressly stated in this letter agreement. Without limiting the generality of the foregoing, JED makes no warranty or representation as to its title to the JED Interests or the condition of the assets comprising the JED assets (including environmental condition) or its operation of the Well. JED does expressly warrant that the JED Interests shall be conveyed free and clear of all encumbrances and charges created by, through or under JED, other than lessor royalties.

8. This letter agreement represents the entire agreement between JED and JMG relating to the subject matter hereof, and shall be interpreted pursuant to the laws of Alberta.

Please acknowledge your agreement to the foregoing terms and conditions by returning a signed copy of this letter by return fax on or prior to 4:00 p.m. MDT on Friday August 20, 2004.

Yours truly,

JED OIL (USA) INC.

/s/ Bruce Stewart

Bruce Stewart

Vice-President, Finance and CFO

Acknowledged and agreed to this 17th day of August, 2004.

JMG EXPLORATION, INC.

Per: /s/ Randall M. Gates

Randall M. Gates

Chief Financial Officer

Exhibit – Empire Hooligan Draw 1 AH Farm-in agreement

AGREEMENT

THIS Agreement is made and entered into effective the 7th day of May, 2004 by and between

EMPIRE PETROLEUM CORPORATION, a Delaware corporation, of Tulsa, Oklahoma, hereinafter referred to as "Empire",

And

MAXY GOLD CORP., of Vancouver, British Columbia, hereinafter referred to as "Maxy".

And

ENTERRA ENERGY CORP., a Canadian corporation, of Calgary, Alberta, Canada, sometimes referred to herein as "Enterra"

Empire,and Maxy hereinafter sometimes collectively referred to as "Empire/Maxy" and Empire, Maxy and Enterra sometimes collectively referred to as "Famor",

And

JED OIL (USA) INC. a Wyoming corporation, of Cheyenne, Wyoming, hereinafter referred to as "Jed" or "Earning Party"

And

74305 ALBERTA, LTD., a Canadian corporation, of Calgary, Alberta Canada, sometimes referred to herein as "74305" or "Participant"

WHEREAS, Americomm Resources Corporation (Farmor) entered a Farmout Agreement dated November 15, 2000 with Empire Petroleum Corporation (Farmee) and Nancy Davidson Jensen, individually and as Trustee of the Fed S. Jensen Testamentary Trust, Richard H. Bate, A.R. Briggs and Thomas L. Thompson ("JBB&T"), hereinafter referred to as the "Americomm/Empire Farmout Agreement".

WHEREAS, Empire Petroleum Corporation entered into Letter Agreements dated November 10, 2000 with Maxy Oil & Gas Limited (now Maxy Gold Corp.), Big Horn Resources Ltd. (now Enterra Energy Corp.) and 74305 Alberta Limited whereby they agreed to participate in the Americomm/Empire Farmout Agreement.

WHEREAS, Empire Petroleum Corporation on behalf of itself, Maxy, 74305 and Big Horn Resources Ltd. proceeded to drill the Empire Timber Draw Unit #1-AH test well (hereinafter referred to the "#1-AH Well") in the SW/4NW/4 Section 15 – 39N – 66W, Niobrara County, Wyoming. Pursuant to the terms of the Americomm/Empire Farmout Agreement after the #1-AH Well was drilled and completed as an oil well, the #1-AH Well, the Participation Unit of the #1-AH Well and the South Block Lands as defined herein, (approximately 60,000 acres) were owned as follows:

	THE #1-AH WELL & Participation Unit		BALANCE OF SOUTH BLOCK LANDS
	BPO	APO
Empire	50%	25.0%	25.0%
Maxy	25%	12.5%	12.5%
Big Horn	15%	7.5%	7.5%
74305 Alberta	10%	5.0%	5.0%
Americomm	Convertible GOR (CGOR)	50.0%	50.0%

WHEREAS, Americomm and Empire did a share exchange and were formerly merged August 15, 2001 with the Empire name being the survivor of the merger.

WHEREAS, after the merger of Americomm and Empire, the #1-AH Well and the South Block Lands, were owned as follows:

	THE #1-AH WELL & Participation Unit		BALANCE OF SOUTH BLOCK LANDS
	BPO	APO
Empire	50% CGOR	75.0%	75.0%
Maxy	25%	12.5%	12.5%
Big Horn	15%	7.5%	7.5%
74305 Alberta	10%	5.0%	5.0%

WHEREAS, effective November 25, 2003, Big Horn Resources Ltd. was amalgamated with several other legal entities and now operates as Enterra Energy Corp.

WHEREAS, Empire/Maxy are the owners of an 87.5% oil and gas leasehold interest in and to the oil and gas leases and leasehold estate as described on Exhibit "A" attached hereto; and

WHEREAS, Empire/Maxy are the owners of an undivided 75% gross working interest in and to the Timber Draw Unit #1-AH Well and the Participation Unit attributable thereto, located in Niobrara County, Wyoming; and

WHEREAS, Enterra and 74305 have obtained from Empire/Maxy by the payment of rentals in the amount of $51,639.00, the right to (1) conduct a three dimensional seismic survey over a part of the lands as described on Exhibit "A" attached hereto, and (2) drill an exploratory horizontal well to test for oil and gas production underlying a part of the lands as described on Exhibit "A" attached hereto.

NOW, THEREFORE, in consideration of Ten Dollars ($10.00) and other good and valuable consideration, the mutual receipt of which is acknowledged by all of the parties hereto, and subject to the terms and conditions as hereinafter set out, it is agreed as follows:

INTERPRETATION

In this Agreement, including the recitals, this Section and the Schedules, the following capitalized words and phrases shall have the following meanings:

a) Farmout Lands: means the areal, stratigraphic and substance rights described as "Farmout Lands" in Exhibit "A" of the Agreement, or so much of those rights as remain subject to the Agreement and the Title Documents, including but not limited to the Participation Unit of the #1-AH Well, the South Block Lands and the North Block Lands.

b) North Block Lands: means those lands defined as such in Exhibit "A".

c) Operating Procedure: means the standard form Unit Operating Agreement for the Hooligan’s Draw Unit, together with the the standard form 1984 Copus Accounting Procedure, the election and amendments of which are attached as Exhibit "B".

d) Participation Unit: means the participation unit of the Timber Draw #1-AH Well which is the SW/4NW/4 of section 15 – 39N – 66W or such lands as determined by federal or state governmental bodies.

e) Stage I Earning Date: means the first day of the month succeeding the total completion of the seismic survey and interpretation of data, or October 1, 2003.

f) Stage II Earning Date: means the first day of the month following the completion of the earning requirements as outlined in Clause 6.5 of this Agreement.

g) South Block Lands: means those lands defined as such in Exhibit "A".

II. CONVEYANCE OF NORTH BLOCK LANDS

As an incentive for Enterra, Maxy and 74305 to accept this Agreement, and in consideration of the respective covenants and agreements of the Parties hereto hereinafter set forth, and in consideration of the payment by the Earning Party, the Participant and Maxy of $10.00, payment of which is hereby acknowledged by Empire, Empire hereby sells, assigns, transfers, conveys and sets over unto Maxy, Enterra and 74305 and Maxy, Enterra and 74305 hereby accept directly from Empire, an interest in the North Block Lands, as set out below, to have and hold the same together with all benefit and advantage to be derived therefrom, absolutely, effective the date of this Agreement.

The interest conveyed to Maxy, Enterra and 74305 in the North Block Lands is as follows:

Maxy     12.5%

Enterra     7.5%

74305     5.0%

The resulting working interests in the North Block Lands prior to earning under this Agreement are as follows:

Empire     75.0%

Maxy     12.5%

Enterra     7.5%

74305     5.0%

III. SCHEDULES

The following Schedules are attached and made part of this Agreement:

Exhibit "A" which describes the Title Documents, the Farmout Lands and Encumbrances.

Exhibit "B" which is the Operating Procedure and is included in this Agreement by reference.

IV. PARTICIPATING PARTIES’ OBGLIATION

4.1 Seismic Program Participation: It is the intent of this Agreement that all costs and expenses of whatsoever nature incurred in the seismic program, as outlined herein will be paid as set forth in Clause VIII, for the account of Enterra and the Participant in the following percentages:

Enterra     95%

74305     5%

4.2 Exploratory Drilling Program Participation: It is the intent of this Agreement that all costs and expenses of whatsoever nature incurred in the exploratory drilling program, as outlined herein will be paid as set forth in Clause VIII, for the account of Jed and the Participant in the following percentages:

Jed         95%

74305     5%

4.3 Equipping and Tie in Participation: It is the intent of this Agreement that all costs and expenses associated with the equipping through production tankage of the Exploratory Well will be paid as set forth in Clause VIII, for the account of Jed and the Participant in the following percentages:

Jed         95%

74305     5%

V. SEISMIC PROGRAM

5.1 3-D Survey. Empire/Maxy have heretofore granted to Enterra and 74305 the optional right to conduct a 3-D seismic survey and Enterra and 74305 have exercised the right, conducted the 3-D survey and completed the geophysical and technical interpretation thereof.

5.2 Costs and Expenses. Enterra either has paid or is obligated to pay 95% of the entire cost and expense of the 3-D survey and 74305 is obligated to pay or has paid its 5% share or costs.. Enterra and 74305 will be responsible for 95% and 5% respectively, of the total cost and expense thereof.

5.3 Ownership of Seismic Data. After completion of the total seismic program, including interpretation of the ground data, geological, geophysical and other technical data, then at that point the seismic data shall be owned as a proprietary interest between the parties hereto. Upon written request, each party shall be provided with a complete data set, subject to the execution of a "confidentiality agreement" between all parties to this Agreement which shall be binding upon each entity, its directors, officers, shareholders, employees and agents. In the event that the data is shown to any third party by any party to this Agreement then any party viewing such data shall execute a confidentiality agreement in the same format as executed by the parties hereto.

5.4 Rights Earned. As of the date of this agreement, the seismic program has been completed timely, in its entirety and all costs and expenses of whatsoever nature have been paid by Enterra and 74305, and Enterra has earned the following:

a) an undivided twenty-five percent (25%) interest in and to the oil and gas leases and oil and gas leasehold estate as described on Exhibit "A" (specifically excluding the Participation Unit attributable to the Timber Draw Unit #1-AH Well), including all federal, state or fee oil and gas mining leases now owned of record by the parties hereto or purchased within the outside perimeter of the lands shown on Exhibit "A" subsequent to the date hereof. The title to the oil and gas leases and leasehold estate shall continue to be maintained in the name of Empire Petroleum Corporation until that point in time when Jed has either completed all earning requirements as outlined in Clause 6 under this Agreement or has elected to not earn any further interest. At that time Empire will make an assignment of leasehold interest as outlined in Clause 6.6

An undivided twenty-five percent (25%) working interest in the # 1-AH Well including the oil and gas leasehold interest and any and all equipment related to or appurtenant to said well and Participation Unit. The title to the oil and gas leases and leasehold estate shall continue to be maintained in the name of Empire Petroleum Corporation until that point in time when Jed has either completed all earning requirements as outlined in Clause 6 under this Agreement or has elected to not earn any further interest. At that time Empire will make an assignment of leasehold interest as outlined in Clause 6.6.

Empire will hold the undivided twenty-five (25%) gross working interest in the Timber Draw Unit #1-AH Well, Participation Unit and balance of the lands, in trust for Enterra effective the Stage I Earning Date to the date at which time Jed becomes trustee for the remaining interest of Enterra. This working interest shall be subject to all royalty, overriding royalty or other burdens on production that exist as of the date hereof.

Empire Petroleum Corporation, as the owner of an after-payout working interest in the Timber Draw Unit #1-AH Well, has converted such payout interest to an overriding royalty interest equivalent to the difference between the present royalty and overriding royalty burdens on production and twenty-five percent (25%) of 8/8.

VI. EXPLORATORY WELL PROGRAM

6.1 Optional Right. Based upon the prior completion of the 3-D seismic program and subject to the payment of all costs and expenses related thereto by Enterra and 74305 then Empire/Maxy and Enterra grant to Jed the right to drill an exploratory well at a location of its choice on the lands as described on Exhibit "A" (the "Exploratory Well").

6.2 Well. The Exploratory Well shall be commenced no later than June 1, 2004. In the event that this optional right to drill is not exercised by the commencement of actual horizontal drilling operations with a rig capable of drilling to at least total depth, as hereinafter defined, then this optional right shall terminate, unless such delay is caused by matters beyond the reasonable control of Jed. However, Jed shall have the right to extend the commencement date to July 1, 2004 by the payment to Empire of the sum of fifty-two thousand, one hundred and 27 Dollars, and 84 cents ($52,127.84) for oil and gas leasehold rentals. The well shall be drilled horizontally to a sufficient depth to thoroughly test the Newcastle Muddy Formation, which is expected to be found at a sub-sea depth of approximately 8,300 feet. Jed shall have the right, at its option, to test formations below the base of the Newcastle Muddy Formation, if it so elects.

6.3 Substitute Well. If Jed encounters an impenetrable substance or other condition beyond its control, making further drilling of the initial well impractical by general accepted industry standards before reaching the total depth of 8,300 feet or penetrating the Newcastle Muddy Formation, Jed at its option, after properly plugging and abandoning the initial well, may commence the actual drilling of a substitute well. This substitute well shall be spudded no later than sixty (60) days after the drilling rig on the initial well is released. In the event that the substitute well is drilled to the depth as described above in full compliance with the terms and provisions of this Agreement, then the substitute well will be treated for all purposes as the Exploratory Well. If Jed elects not to drill a substitute well, then it shall not earn the interest as provided for in Paragraph 6.5.

6.4 Costs and Expenses. Prior to commencement of drilling operations, Jed shall prepare an Authority for Expenditure covering the estimated cost of drilling the Exploratory Well to casing point and/or the plugging and abandonment thereof in accordance with the rules and regulations of the Department of the Interior and the State of Wyoming. It is anticipated that Entity 74305 will participate in the drilling of this well with its five percent (5%) working interest. Prior to commencement of drilling operations, Jed shall submit to 74305 an Authority for Expenditure for the drilling of the well with a cash call and no operations will be commenced until the total amount of the AFE is paid. In the event that Jed and 74305 elect to attempt completion of the well, then all estimated costs and expenses for completion and equipping of the well will be paid directly to creditor vendors involved in the operations for the drilling of the well, pursuant to the provisions of Paragraph VIII.

6.5 Rights Earned. In the event that the Exploratory Well or substitute well is drilled and completed and equipped into tanks (if oil) or capped (if gas), or plugged and abandoned, and all costs and expenses attributable thereto are paid by Jed or ninety–five percent (95%) thereof by Jed, if 74305 participates, then Jed shall earn the following:

a) An undivided 40.16% interest in and to the oil and gas leases and oil and gas leasehold estate, as described on Exhibit "A" (specifically excluding the Participation Unit attributable to the Timber Draw Unit #1-AH Well), including all federal, state or fee oil and gas mining leases now owned of record by the parties hereto or purchased hereinafter within the outside perimeter of the lands shown on Exhibit "A".

b) an undivided 40.16% working interest in and to the Timber Draw Unit #1-AH Well, including the oil and gas leasehold interest of the Participation Unit and any and all equipment related to or appurtenant to said well and/or Participation Unit. This assignment of working interest shall be subject to its proportionate share of all royalty and overriding royalty interest presently burdening said leases and leasehold estate and shall be effective the date of completion of the Exploratory Well or the date of plugging and abandonment.

c) Future Interest. It is understood and agreed by and between the parties hereto that, once Enterra, (and 74305) completes the seismic program and Jed completes the earning requirements of the Exploratory Well, the ownership of the oil and gas leasehold estate and wells covered by this Agreement shall be as follows:

Timber Draw Unit #1-AH Well and Participation Unit

Gross Interest

Empire     17.50%

Maxy         8.75%

Enterra     23.59%

74305     10.00%

Jed         40.16%

(ii) Exploratory Well described in Clause VI (Exploratory Well Program) and the South Block and North Block Lands

Gross Interest

Empire     26.785%

Maxy        4.465%

Enterra      23.590%

74305       5.000%

Jed             40.160%

6.6 Assignment of Interest At such time as Jed completes all earning requirements as outlined under Clause 6.5, and upon the request of Jed, Empire will within thirty (30) days of such time, on behalf of itself, Maxy and Enterra, make assignment of the interests earned and acknowledged under this Agreement to Jed without warranty, either express or implied, and with the effective date of the assignment to be the date on which Jed completes the earning requirements under this clause or the date of plugging and abandonment of the Exploratory Well. Empire will assign the following interest to Jed:

63.75% working interest in the Timber Draw Unit #1-AH Well and Participation Unit, 23.59% of which interest will be held in trust for Enterra by Jed.

63.75% working interest in the balance of the Farmout Lands, 23.59% of which interest will be held in trust for Enterra by Jed.

This assignment of oil and gas leases shall be subject to all terms and provisions of the oil and gas leases, all overriding royalty interest or other burdens on production, of record as this date and the terms and provisions, including Area of Mutual Interest provisions, of the following agreements:

i) Americomm Cheyenne River Prospect Agreement dated March 4, 1998 between Fred S. Jensen, et al., as parties of the first part, and Americomm Resources Corporation, as party of the second part, and the First Amendment thereto dated April 9, 1998, and Second Amendment thereto dated March 24, 2003; and the Third Amendment thereto dated April 10, 2003.

ii) Letter Agreement dated March 5, 1998 between Americomm Resources Corporation and Lawton L. Clark, as amended.

The assignments of oil and gas leases, as to federal leases or state leases, shall be as to leasehold rights or operating rights as may be applicable.

At such time as Jed receives this assignment, Jed will prepare a formal trust agreement wherein Jed agrees to hold 23.59% working interest in both the Timber Draw Unit #1-AH Well and Participation Unit and the balance of the Farmout Lands in trust for Enterra.

VII. OPERATIONS

7.1 Operator during Seismic Program Enterra will be initial Operator under the Agreement for the duration of the Seismic Program. Enterra does hereby nominate and appoint Empire Petroleum Corporation to act as the contract operator under this Agreement for the purpose of forming the federal oil and gas unit as will be required for the drilling of the Exploratory Well, and obtaining permits, licenses and other regulatory consents for the drilling of the Exploratory Well. FOR THE PURPOSE OF THIS AGREEMENT, THE CONTRACT OPERATOR IS SOMETIMES REFERRED TO HEREIN AS "NOMINEE OPERATOR".

7.1. Nominee Operator Costs and Expenses. Enterra shall reimburse the Nominee Operator for all of its costs and expenses, including, but not limited to, filing fees, abstracts or title opinion costs and expenses, travel, lodging, all costs and expenses of whatsoever nature related to the formation of the new federal oil and gas unit, and expenses as may be incurred by the Nominee Operator in the actual conduct of its duties as Nomimee Operator as defined under this Agreement. The Nominee Operator shall submit a monthly bill for such costs and expenses to Enterra and they shall be due and payable within fifteen (15) days after receipt.

7.2 Operating Agreement. Jed will be Operator under this Agreement during the Exploratory Drilling Program and under the Operating Procedure. It is agreed between the parties that the operations under this Agreement shall be conducted in accordance with the terms and provisions of the Operating Procedure, and that agreement will govern operations on the Farmout Lands including the drilling of the Exploratory Well, the Participation Unit and those lands outside the boundary of the Hooligan’s Draw Unit. As soon as is practicable, Jed will be named Operator of the Hooligan’s Draw Unit.

VIII. COSTS AND EXPENSES

All costs and expenses related to the seismic program are to be paid by Enterra and 74305. All costs and expenses of whatsoever nature related to this Agreement, either directly or indirectly beyond the seismic program, are to be paid by Jed, including, but not limited to, all costs and expenses of whatsoever nature related to the entirety and completion of the drilling, equipping, completion and/or plugging and abandonment of the Exploratory Well. This obligation is subject to the participation of 74305, who will be responsible for paying its proportionate share of such activities or electing to proceed non-consent under the terms and provisions of the current Operating Procedure.

8.1 Vendor Payments. Enterra covenants and agrees that all costs and expenses of the seismic program have been paid by Enterra, having made direct payment to each vendor.

8.2 Lease Rentals. From the effective date of this Agreement until the Stage I Earning Date, Enterra and the Participant shall reimburse Empire for 100% of the cost of lease rentals required under the title documents of the Farmout Lands. From the Stage I Earning Date to the Stage II Earning date, or the date at which the Earning Party elects to not earn an interest hereunder, whichever first occurs, rentals will be paid by Jed - 95% and by 74305 - 5%. Effective the Stage II Earning Date, rentals will be paid in accordance with the working interest of the Parties in the Farmout Lands.

IX. INDEMNITY AND LIEN

9.1 Indemnity. NOTWITHSTANDING THE FACT THAT EMPIRE PETROLEUM CORPORATION IS ACTING AS NOMINEE OPERATOR, OR ANY OTHER PROVISION AS CONTAINED IN THE OPERATING AGREEMENT, ENTERRA, IN CONSIDERATION OF THE SERVICES TO BE PROVIDED BY EMPIRE PETROLEUM CORPORATION, AS NOMINEE OPERATOR, AGREES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, TO INDEMNIFY AND SAVE HARMLESS EMPIRE/MAXY FROM AND AGAINST ANY AND ALL CLAIMS, DEMANDS, SUITS, CAUSES OF ACTION, ATTORNEY FEES, COURT COSTS, JUDGMENTS OR AWARDS OF WHATSOEVER NATURE ARISING, DIRECTLY OR INDIRECTLY, FROM THE SEISMIC PROGRAM OR ON ACCOUNT OF PERSONAL INJURY, DEATH, PROPERTY DAMAGE OR ANY OTHER REASON WHATSOEVER WHICH ARISE, IN WHOLE OR IN PART, DIRECTLY OR INDIRECTLY, FROM ANY ACTIVITIES CONDUCTED UNDER THIS AGREEMENT, OR OTHER ACTIVITIES RELATED THERETO.

9.2 Insurance. Jed shall, at its sole cost and expense, obtain and carry such insurance and bonds as may be necessary, with a loss payable clause extending to Empire/Maxy/Enterra. Such insurance and bonds shall cover at least the following minimum:

a) Public liability and automobile liability insurance in the amount of at least Five Million Dollars ($5,000,000.00) per person per occurrence, and One Million Dollars ($1,000,000.00) for property damage insurance;

b) Workman’s Compensation insurance in an amount equal to the full liability as imposed by the laws of the State of Wyoming;

c) Well control (blowout) insurance in a minimum amount of Two Million Five Hundred Thousand Dollars ($2,500,000.00);

d) Such other insurance of whatsoever nature as may be required for the conducting of activities under this Agreement by local, state or federal laws or regulations.

9.3 Lien Rights. Jed shall pay all taxes when due and shall not permit any valid mechanic’s lien, materialman’s lien or other encumbrances, directly or indirectly attributable to activities under this agreement to become affixed to or otherwise burden any lease or other property interest covered by this Agreement, and any such lien or other encumbrance which may be affixed thereto as a matter of law shall be promptly discharged by Jed. Further, in the event that Jed does not make timely payments of all costs and expenses as may be due under the terms of this Agreement, including, but not limited to, reimbursement to the Nominee Operator of all costs and expenses incurred by it as Contract Operator, then Empire/ Maxy shall have a lien upon all of the interest of whatsoever nature of Enterra in and to the oil and gas leases, oil and gas leasehold estate, producing oil interest or producing gas interest located on lands as described on Exhibit "A" attached hereto.

X. MISCELLANEOUS

10.1 Notices. All notices and other communications provided for in this Agreement, unless otherwise specified herein, shall be given by United States mail, Canadian mail, facsimile, Western Union telegraph or equivalent services, charges prepaid, to the addresses of the parties and to the attention of such representatives as may be contained in this Agreement, subject to the right of all parties hereto, from time to time, to designate other reasonable addresses and/or representatives for such purposes on thirty (30) days’ notice to all parties hereto. Notices shall be deemed to be given upon receipt by the intended party.

Empire Petroleum Corporation 8801 South Yale, Suite 120 Tulsa, Oklahoma 74137-3575 (918) 488-8068 (918) 488-1530 (Facsimile) Representative: A. E. Whitehead	74305 Alberta, Ltd. 1510, 510 – 5th Street S.W. Calgary, AB T2P 3S2 (403) 269-3373 Representative: Roger Giovanetto
Maxy Gold Corp. 2080 – 777 Hornby St. Vancouver, B.C. V6Z 1S4 Representative: Armstrong Simpson	Enterra Energy Corp.
2600, 500 – 4th Avenue S.W. Calgary, AB T2P 2V6 (403) 263-0262 (403) 294-1197 facimile Representative: Tom Jacobson

Jed Oil (USA) Inc. 2600, 500 – 4th Avenue S.W. Calgary, AB T2P 2V6 (403) 263-0262 (403) 294-1197 facimile Representative: Luc Chartrand

10.2 Complete Agreement. This Agreement constitutes the entire agreement between the parties hereto as to the subject matter herein set forth and supercedes all prior written or oral agreements and representations pertaining thereto. No change, modification, alteration or amendment to this Agreement shall be binding upon the parties hereto, except as specifically expressed in writing and signed by each party agreeing to be bound thereby.

10.3 Assignments of This Agreement. This Agreement shall inure and be to the benefit and binding upon the parties hereto, their respective heirs, successors and assigns; provided, however, that neither this Agreement nor the obligations hereunder may be assigned or transferred, in whole or in part, without the prior written consent of all parties, which shall not be unreasonably withheld.

10.4 Execution of Further Documents. Each party hereto, upon request, shall execute, acknowledge and deliver any additional documents which may be reasonably required to carry out evidence or confirm the provisions and purposes of this Agreement, including, but not limited to, the execution of a new operating agreement, if such becomes applicable, the execution of an escrow agreement and escrow instructions, as provided for in paragraph V, and the execution of all state and federal documents as may be required to complete the activities contemplated in this Agreement.

10.5 Warranty. This Agreement is made without any warranty of title of any nature, either express or implied.

10.6 Headings. The underlined headings used throughout this Agreement are for administrative convenience only and shall be disregarded for purposes of construing disagreement.

10.7 Law. This Agreement is made and entered into in Tulsa, Oklahoma, and is governed by the laws of the State of Wyoming. The exclusive venue of any action arising herein shall be in the State of Wyoming, County of Niobrara.

10.8 IRS. Any provision hereof to the contrary, notwithstanding any provision as contained in the Operating Agreement governing this Agreement, the parties hereto do not intend, and neither this Agreement, nor any action hereunder by any party, shall be construed or interpreted to create a partnership, mining partnership, joint venture, association for profit or other relationship whereby any party shall become liable for the acts or obligations of another party, and the relationship created hereby shall be solely that of tenants-in-common. Each of the parties hereto also agrees to execute whatever documents may be necessary to be excluded from the application of Subchapter K of Chapter I of Subtitle A of the Internal Revenue Code of the United States of America.

10.9 Other Agreements. This Agreement and any assignments hereto are made subject to all terms and provisions of the oil and gas leases affecting the lands described on Exhibit "A" and all assignments, agreements, instruments or other contracts relating thereto to which Empire/Maxy or a party which otherwise affects Empire/Maxy interest herein, whether of record or not.

10.10 Counterpart Execution. This Agreement may be executed in counterparts, each of which so executed shall be given the effect of execution of the original Agreement. Failure of any party to execute this Agreement shall not render it ineffective as to any party which does execute. If counterparts of this Agreement are executed, the signatures of the parties thereto may be combined in and treated and given effect for all purposes as a single instrument.

EXECUTED the day and year first above written, but effective ("Effective Date") as of the 1st day of October, 2003.

EMPIRE EXPLORATION COMPANY

MAXY GOLD CORP.

74305 ALBERTA LTD.

ENTERRA ENERGY CORP.

JED OIL (USA) INC.